Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@traversthorpalberga.com

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

United States of America

JPMorgan Chase Bank, N.A. (the "Depositary")

4 New York Plaza, Floor 12

New York, New York 10004

United States of America

12 April 2018

Dear Sirs

Daqo New Energy Corp.

We have acted as Cayman Islands legal advisers to Daqo New Energy Corp. (the "Company") in connection with the offering and sale of up to a total of US$250,000,000 American Depositary Shares (the "ADSs"), each representing 25 ordinary shares, par value US$0.0001 per share (the "Ordinary Shares"). This opinion is given at your request pursuant to Section 6 of the Underwriting Agreement between you (the "Underwriter") and the Company dated 12 April (the "Underwriting Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion we have reviewed originals, copies or final drafts of the documents listed in Schedule 1 to this opinion.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion. We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3	QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	The Company is duly incorporated and validly existing under the laws of the Cayman Islands and is in good standing, and has the corporate power and authority to conduct its business to own, lease and operate its properties and to deal in its assets in accordance with its memorandum and articles of association and as described in the Prospectus.

4.2	When executed by and on behalf of the Company, the share certificate will be admissible as proof of title of the shareholder named therein in relation to the shares specified in the share certificate.

4.3	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents and the Registration Statement including the issuance, sale and offer of the Ordinary Shares and the ADSs and the deposit of the Ordinary Shares with the Depositary against the issuance of American Depositary Receipts ("ADRs") evidencing the ADSs. The issue, sale and delivery of the Ordinary Shares and the ADSs, the deposit of the Ordinary Shares with the Depositary against the issuance of ADRs evidencing the ADSs, the filing of the Registration Statement and the Prospectus, the execution and delivery of the Transaction Documents by the Company and the performance by the Company of its obligations under the Transaction Documents will not violate the memorandum and articles of association of the Company, nor any applicable law, rule, regulation, order or decree in the Cayman Islands. Reference in this opinion to a "deposit" of Ordinary Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary of the Ordinary Shares by the Company, and the registration of the Depositary (or its nominee) in the register of members of the Company as the registered holder of such Ordinary Shares and the delivery to the Depositary (or its custodian) of a share certificate in respect of such registration, all for the purpose of enabling the Depositary to issue ADSs representing such Ordinary Shares.

4.4	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Transaction Documents, the execution and filing of the Registration Statement and the Prospectus with the SEC. The Transaction Documents have been duly executed and delivered by or on behalf of the Company, and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof.

4.5	No order, consent, approval, license, permission, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorize or is required in connection with the execution, delivery, performance and enforcement of the Transaction Documents, the issue and sale of the Ordinary Shares pursuant to the Underwriting Agreement and the deposit of the Ordinary Shares with the Depositary against the issuance of ADRs evidencing the ADSs, the issuance, sale and offer of the ADSs, the filing of the Registration Statement and the Prospectus with the SEC and the listing of ADSs on The New York Stock Exchange, the payment of any amount under the Transaction Documents (other than court filings if legal proceedings are brought in the Cayman Islands), the payment of dividends and other distributions declared and payable on the Ordinary Shares (including to the Depositary), and the execution, delivery or performance of the Transaction Documents by the Depositary.

4.6	It is not necessary or desirable to ensure the validity, enforceability, legality or admissibility in evidence in the Cayman Islands of the Transaction Documents that any document be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands or that any other action be taken in the Cayman Islands.

4.7	There is no stamp, registration or similar tax, levy or duty to be paid on or in relation to the execution, delivery, enforcement, performance of obligations and payments made under or pursuant to the Transaction Documents provided that they are executed and remain outside the Cayman Islands, including but not limited to (i) the issuance of the Ordinary Shares and the entering of the Depositary as registered holder of the Ordinary Shares, (ii) the transfer to a custodian (on behalf of the Depositary) of the Ordinary Shares against the issue of the ADSs for the account of the Underwriter (as defined in the Underwriting Agreement) and the deposit of the certificates representing the Ordinary Shares with the Depositary, (iii) the issuance by the Depositary of ADRs evidencing the ADSs, (iv) the filing of the Registration Statement with the SEC, (v) the sale and delivery outside of the Cayman Islands by the Underwriter of the ADSs to the initial purchasers, (vi) the declaration and payment of dividends and other distributions on the Ordinary Shares or the ADSs, (vii) the issue, circulation or distribution of the Registration Statement and the Prospectus, (viii) the listing of the ADSs on the New York Stock Exchange or (ix) the filing of the Registration Statement and the Prospectus with the SEC. The Transaction Documents will be subject to nominal stamp duty if they are executed in or brought into the Cayman Islands but will otherwise not be subject to stamp duty, registration tax or similar tax, levy or duty. In the case of any Transaction Document creating security over movable property granted by an exempted company, an ordinary non-resident company or a foreign company, stamp duty will be payable on an ad valorem basis to a maximum of CI$500.00 (US$600.00). Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make any of the Transaction Documents admissible in evidence in the Cayman Islands.

4.8	All dividends and other distributions declared and payable on the Ordinary Shares may under the current laws and regulations of the Cayman Islands be paid to the Depositary as the registered member of the Ordinary Shares and where they are to be paid from the Cayman Islands may be freely transferred out of the Cayman Islands. All such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the Cayman Islands and are otherwise free and clear of any other tax, withholding or deduction in the Cayman Islands and without the necessity of obtaining any governmental authorization in the Cayman Islands. There is no exchange control legislation and no exchange control regulations imposed under the laws of the Cayman Islands, and accordingly there are no restrictions under Cayman Islands law which would prevent the Company from paying dividends to shareholders in U.S. dollars or any other foreign currency.

4.9	The statements in the Prospectus and Registration Statement under the captions "Risk Factors", "Description of Share Capital", "Taxation – Cayman Islands Taxation" and "Enforceability of Civil Liabilities", insofar and to the extent that they constitute a summary or description of the laws and regulations of the Cayman Islands and a summary of the terms of the share capital are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect. The information relating to the Company’s memorandum and articles of association and the Cayman Islands company law contained or incorporated by reference in the Time of Sale Prospectus and the Final Prospectus are true and accurate and nothing has been omitted from such statements to make them misleading in any material respect.

4.10	There is no income or other tax of the Cayman Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Transaction Documents.

4.11	The Transaction Documents are in an acceptable legal form under the laws of the Cayman Islands for enforcement thereof against the Company in the Cayman Islands in accordance with their respective terms.

4.12	Based solely on our search of the Register of Writs and Other Originating Process and the Register of Appeals (together, the "Court Registers") maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to the close of business in the Cayman Islands on [ ] April 2018 (the "Litigation Search"), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (the "Originating Process") nor any amended Originating Process pending before the courts of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

4.13	Neither the Underwriter nor the Depositary will be deemed to be resident, domiciled or carrying on business in the Cayman Islands or subject to taxation in the Cayman Islands or in violation of any law thereof by reason only of the execution, performance and/or enforcement of the Transaction Documents by the Underwriter and the Depositary to which it is a party.

4.14	Each of the Underwriter and the Depositary has standing to bring an action or proceedings before the appropriate courts in the Cayman Islands for the enforcement of the Transaction Documents to which it is a party. It is not necessary or advisable in order for either the Underwriter or the Depositary to enforce their rights under the Transaction Documents to which either of them is a party, including the exercise of remedies thereunder or as a consequence of the execution, delivery and performance of the Transaction Documents, that they be licensed, qualified, approved or otherwise entitled to carry on business in the Cayman Islands.

4.15	The Company has the legal capacity to sue and be sued in its own name and capacity under the laws of the Cayman Islands.

4.16	The Company is not entitled to any immunity under the laws of the Cayman Islands, whether characterised as sovereign immunity or otherwise, from any legal, regulatory or administrative proceedings to enforce the Transaction Documents in respect of itself or its property.

4.17	There are no exchange control restrictions in the Cayman Islands. The Company is free to acquire, hold and sell foreign currency and securities without restriction.

4.18	The choice of the laws of the State of New York as the governing law of the Transaction Documents is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Transaction Documents to the jurisdiction of the New York Courts is legal, valid and binding upon the Company.

4.19	Each person who has agreed to become a member of the Company and whose name is entered in the register of members of the Company is deemed to be a member of the Company and, accordingly, has the rights of a member as provided for in the Articles of Association of the Company.

4.20	The courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the New York Courts against the Company based upon the Transaction Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided such judgment:

(a)	is given by a competent foreign court with jurisdiction to give the judgment;

(b)	imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

(c)	is final and conclusive;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

The submission of any action, controversy, claim or dispute based on, arising out of or relating to the Deposit Agreement or the ADRs or the transactions contemplated thereby to arbitration with the American Arbitration Association or the Hong Kong International Arbitration Centre is a valid and enforceable submission that will be recognized and given effect and enforced by the courts of the Cayman Islands.

4.21	The appointment of Law Debenture Corporate Services Inc. as agent to accept service of process in the New York Courts and the waiver by the Company of any objections to the venue of any proceedings in the New York Courts pursuant to the Transaction Documents and the Appointment Agreement is legal, valid and binding on the Company if such appointment or waiver is legal, valid and binding under the laws of the State of New York and no other procedural requirements are necessary in order to validate such appointment or waiver. Service of process effected in the manner set forth in the Transaction Documents is legal, valid and binding on the Company.

4.22	The indemnification and contribution provisions set forth in Section 7 of the Underwriting Agreement and Section 16 of the Deposit Agreement do not contravene the laws or public policy of the Cayman Islands.

4.23	The Ordinary Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorised, and when issued by the Company to the Underwriter in accordance with the Underwriting Agreement against payment in full of the consideration set forth in the Underwriting Agreement, will have been validly issued as fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof), such Ordinary Shares may be freely transferred to and deposited with the Depositary against issuance of the ADRs evidencing the ADSs, and such Ordinary Shares immediately upon closing of the Offering (i) will not be subject to any voting or transfer restrictions (provided that such transfers are made in compliance with the Memorandum and Articles) nor any pre-emptive or similar rights under the Companies Law and the Memorandum and Articles, (ii) will have attached thereto the rights set out in the Memorandum and Articles and (iii) will rank pari passu with all other issued ordinary shares of the Company. Upon entry of the name of the Depositary on the register of members of the Company, the Depositary will have prima facie legal title to the Ordinary Shares. The register of members of the Company is a prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein and a member registered in the register of members will be deemed, as a matter of Cayman Islands law, to have legal title to those shares as set against its name in the register of members.

4.24	Based on the register of members of the Company as of the date hereof, a certified extract of which is annexed hereto as Schedule 4, JPMorgan Chase Bank, N.A. is the registered holder of and holds 179,214,040 Ordinary Shares.

4.25	The Depositary will not be subject to any reporting or similar requirements under the law of the Cayman Islands with respect to the ADSs or the Ordinary Shares solely by virtue of being a party to the Deposit Agreement and exercising its rights and performing their obligations thereunder.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1	the Certificate of Incorporation dated 22 November 2007;

2	the Certificate of Incorporation on Change of Name dated 21 August 2009;

3	the Certificate of Incorporation on Adoption of Dual Foreign Name dated 16 December 2016;

4	the Fourth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a resolution passed on 16 December 2016 (the "Memorandum and Articles");

5	the written resolutions of the board of directors of the Company dated 16 March 2018 (the "Resolutions"), the minute book, register of members (the "Register of Members"), register of mortgages and charges and the other corporate records of the Company maintained at its registered office in the Cayman Islands (together with the documents listed in paragraphs 1, 2 and 3 above, the "Corporate Records");

4	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

5	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the "Director’s Certificate");

6	the Company’s Registration Statement on Form F-3 (the "Registration Statement") initially filed with the Securities and Exchange Commission in the United States ("SEC") on 23 December 2014;

7	the Company’s preliminary prospectus supplement expected to be dated 19 March 2018, the time of sale prospectus attached to the Underwriting Agreement as Schedule B and the final prospectus supplement expected to be dated around first week of April 2018 including all supplements, and amendments thereto (collectively, the "Prospectus");

8	the Annual Report on Form 20 F (the "Annual Report") filed with the Commission on or around 16 March 2018 but in any case prior to 30 April 2018 and incorporated by reference into the Registration Statement and the Prospectus;

9	the amended and restated deposit agreement dated as of 11 October 2016, among the Company, JPMorgan Chase Bank, N.A., as the depositary (the "Depositary") and the holders from time to time of American Depositary Receipts issued thereunder, (the "Deposit Agreement");

10	the Underwriting Agreement; and

11	the executed service agent appointment letter by the Company appointing Law Debenture Corporate Services Inc. as its service process agent under the Underwriting Agreement dated 26 March 2018 (the "Appointment Agreement").

The documents listed in Sections 9 through 11 are collectively referred to as the "Transaction Documents".

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1	the Transaction Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2	the Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

3	the choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

4	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

5	all signatures, initials and seals are genuine;

6	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

7	all conditions precedent contained in the Transaction Documents have been satisfied or duly waived and there has been no breach of the terms of the Transaction Documents at the date hereof;

8	all conditions to the adoption by the Company of the Memorandum and Articles have been satisfied;

9	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Transaction Documents;

10	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York;

11	the Company is not a sovereign entity of any state or of the Cayman Islands and is not a subsidiary, direct or indirect, of any sovereign entity or state; and

12	the issued shares in the capital of the Company have been fully paid up and there are no contractual or other obligations (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or any of the persons to whom such shares have been issued to make any further payment or give further consideration in relation thereto.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1	the term "enforceable" as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(h)	any provision in the Transaction Documents whereby the Company agrees to irrevocably waive any right to invoke the jurisdiction of the Grand Court is subject to the equitable jurisdiction of the Grand Court and accordingly may not be enforceable;

(i)	based on principles of privity of contract, any indemnity or other provision of the Transaction Documents (not being in the form of a deed) which is expressed to be in favour of persons who are not parties to the Transaction Documents may not be enforceable by such persons in the absence of a trust in their favour;

(j)	whilst parties to an agreement may agree inter se that respective rights and obligations take effect "as of" a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery;

(k)	under the Companies Law (2016 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2016 Revision) directs or authorises to be inserted therein. A third party interest including a security interest in the shares of the Company in question would not appear. An entry in the register of members may be subject to a court order for rectification (for example, in the event of fraud or manifest error);

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2016 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	enforcement may be prohibited if any of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Transaction Documents is or in the future becomes either subject to, or otherwise affected by any restriction notice issued pursuant to the Companies Law or the Limited Liabilities Law, 2016.

2	as discussed above, Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands;

3	to maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies;

4	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands;

5	a certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

6	in principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62;

7	we reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard; and

8	we make no comment with regard to the references to foreign statutes in the Transaction Documents.

SCHEDULE 4

Certified Extract of Register of Members